Exhibit 3.47

STATE OF MONTANA

ARTICLES of AMENDMENT for

PROFIT CORPORATION (35-1-230 MCA)

1. The current name of this Corporation is:

Texas Westmoreland Co.

2. The following amendment was adopted in the manner provided for by the Montana Business

Corporation Act resolved that the name of the corporation shall be changed from Texas Westmoreland Co. to Texas Westmoreland Coal Co.

(Please attach additional sheets of paper if more room is needed.)

3. The date this amendment was adopted is: July 16, 2004

4. Please check the appropriate box and provide additional information where requested. (only check one box):

This amendment was adopted by a sufficient vote of the Board of Directors. A vote of the shareholders was not required.

This amendment was adopted by a sufficient vote of the shareholders.

There were: 10,000 shares outstanding: 10,000 voted for the

(outstanding #) (for #)

amendment: 0 voted against.

(against #)

NOTE: For voting groups, see help sheet on the reverse side.

Signature of Officer or Chair of the Board

Title Date

NOTE: There are important legal and accounting procedures and implications with respect to this corporate action. Suitable legal and accounting advice should be secured before submission. The Secretary of State’s office encourages that such advice be sought prior to filling out forms and to be sure that you understand the terms and procedures